Exhibit 99.1

GSV Capital Corp. Commences Tender Offer for Any and All of Its Outstanding 5.25% Convertible Senior Notes due 2018

WOODSIDE, Calif., December 15, 2017 (GLOBE NEWSWIRE) -- GSV Capital Corp. (“GSV Capital” or the “Company”) (Nasdaq:GSVC) announced today that it has commenced a tender offer (the “Tender Offer”) to purchase any and all of its outstanding 5.25% Convertible Senior Notes due 2018 (CUSIP No. 36191J AB7) (the “Notes”). As of December 15, 2017, there were $69.0 million aggregate principal amount of Notes outstanding.

Upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated December 15, 2017 (the “Offer to Purchase”), and the related Letter of Transmittal, the Company is offering to pay, for cash, an amount equal to $1,005.00 per $1,000 principal amount of Notes purchased (the “Purchase Price”). The Tender Offer will expire at 12:00 midnight, New York City time, on January 17, 2018 (one minute after 11:59 p.m., New York City time, on January 16, 2018), or any other date and time to which the Company extends such Tender Offer (such date and time, as it may be extended, the “Expiration Date”), unless earlier terminated.

The Tender Offer is subject to the satisfaction or waiver, in the Company’s sole discretion, of certain conditions, as described in the Offer to Purchase, including, but not limited to, cash on hand being sufficient to finance the payment of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by the Company. The Tender Offer is not conditioned upon the receipt of financing or any minimum amount of Notes being tendered. Subject to applicable law, the Company may extend or terminate the Tender Offer in its sole discretion.

Tendered Notes may be validly withdrawn from the Tender Offer at or prior to the Expiration Date.

For Notes that have been validly tendered at or prior to the Expiration Date and that are accepted for purchase pursuant to the Tender Offer, settlement will occur within three business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by the Company at or prior to the Expiration Date as further described in the Offer to Purchase. Accrued and unpaid interest on the Notes, if any, from September 15, 2017, up to, but not including, the settlement date, will also be paid in cash on all Notes purchased in the Tender Offer.

This announcement does not contain the full terms and conditions of the Tender Offer. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and related Letter of Transmittal that are being sent to holders of the Notes. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Tender Offer, Global Bondholder Services Corporation, at (212) 430-3774 (US toll-free) or (866) 470-4200 (collect).

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any of the Company’s outstanding 5.25% Convertible Senior Notes due 2018. The Tender Offer will be made solely pursuant to the Offer to Purchase, the Letter of Transmittal and related materials, as they may be amended or supplemented. Holders should read the Company’s commencement Tender Offer statement on Schedule TO filed with the Securities and Exchange Commission (“SEC”) in connection with the Tender Offer, which will include as exhibits the Offer to Purchase, the Letter of Transmittal and related materials, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information. Each of these documents will be filed with the SEC, and, when available, holders may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s information agent in connection with the Tender Offer.

About GSV Capital Corp.

GSV Capital Corp. (GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe and CEO Mark Klein, the fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in Woodside, CA. www.gsvcap.com

Follow GSV Capital on Twitter: @gsvcap

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of our future performance, condition or results of operations and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the SEC. GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein, unless required to do so by law.

Contact

GSV Capital Corp.

(650) 235-4769

IR@gsvam.com